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                                                                   Exhibit 10.19

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement ("Agreement") is made effective as of August 6th, 2002 ("Effective Date"), by and between P.F. Chang's China Bistro, Inc. ("Company") and Robert T. Vivian ("Executive").

      The parties agree as follows:

      1. Employment. Company hereby agrees to continue Executive's employment, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

      2. Duties.

            2.1 Position. Executive is employed as President and shall have the duties and responsibilities assigned by Company at the present date and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report directly to the Chief Executive Officer or the Board of Directors of Company.

            2.2 Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company.

            2.3 Work Location. Executive's principal place of work shall be located in Scottsdale, Arizona, or such other location as the parties may agree upon from time to time.

      3. Term.

            3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of three (3) years following such date ("Initial Term"), unless sooner terminated in accordance with section 7 below.

            3.2 Renewal. On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one-year terms unless either party provides ninety (90) days' advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent one-year term. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term.

      4. Compensation.

            4.1 Base Salary. As compensation for Executive's performance of Executive's duties hereunder, Company shall pay to Executive an initial Base Salary of $280,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.
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            4.2 Incentive Compensation. Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.

            4.3 Performance and Salary Review. Company will periodically review Executive's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

      5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

      6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

      7. Termination of Executive's Employment.

            7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) Executive's theft, dishonesty, or falsification of any Company documents or records; (b) Executive's improper use or disclosure of Company's confidential or proprietary information; (c) any action by Executive which has a detrimental effect on the Company's reputation or business; (d) Executive's failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) Executive's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive's ability to perform Executive's duties with Company. In the event Executive's employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Packages described in subsections 7.2(a) and 7.4(a) below.

            7.2 Termination Without Cause by Company/Severance. Company may terminate Executive's employment under this Agreement without Cause at any time on thirty (30) days' advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary prorated to the date of termination and the Severance Package described in subsection 7.2(a) below, provided Executive complies with all of the conditions described in subsection 7.2(b) below.

                  (a) Severance Package. The Severance Package shall consist of the following:

                        (i) a severance payment equal to: (a) the greater of one and one-half (1-1/2) times Executive's Base Salary then in effect on the date of termination or the balance of Executive's Base Salary due for the remainder of the current term, payable in


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accordance with Company's regular payroll cycle; plus (b) one and one-half
(1-1/2) times the average cash bonus paid to Executive for each of the years completed under the terms of this Agreement, payable no later than February 15 of the calendar year following Executive's termination;

                        (ii) accelerated vesting of all unvested portions of Executive's stock options; and

                        (iii) continuation of group health insurance benefits on the same terms as during Executive's employment for the remainder of the current term (the "Continuation Period"), provided Company's insurance carrier allows for such benefits continuation. In the event Company's insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue Executive's group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

                  (b) Conditions To Receive Severance Package. Executive will receive the Severance Package described in subsection 7.2(a) above, provided that Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; (ii) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive's employment or termination of employment with Company; and (iii) agrees to act as a consultant for Company, without further compensation, for thirty (30) days following the termination of the employment relationship, if requested to do so by Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

            7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive's position with Company at any time after the Initial Term, on thirty (30) days' advance written notice. In the event of such resignation, Executive will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the subsequent one-year term, if any. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Packages described in subsection 7.2(a) above or subsection 7.4(a) below.

            7.4 Termination Upon A Change In Control. If Executive's employment is terminated by Company without Cause (as defined in subsection 7.1 above) or Executive resigns for Good Reason (as defined in subsection 7.4(c) below) within twenty-four (24) months after a Change in Control (as defined in subsection 7.4(d) below), Executive shall be entitled to receive the Severance Package described in subsection 7.2(a) below, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

                  (a) Severance Package: The Severance Package will consist of the following:

                        (i) a severance payment payable in one lump some and equal to: (a) the greater of two (2) times Executive's Base Salary then in effect on the date of termination or the balance of Executive's Base Salary due for the remainder of the current term;


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plus (b) two (2) times the average cash bonus paid to Executive for each of the years completed under the terms of this Agreement;

                        (ii) accelerated vesting of all unvested portions of Executive's stock options and the ability to exercise such options for a period of three (3) years from the date of termination of employment; provided that the options have not expired by their terms; and

                        (iii) continuation of group health insurance benefits on the same terms as during Executive's employment for the remainder of the current term (the "Continuation Period"), provided Company's insurance carrier allows for such benefits continuation. In the event Company's insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue Executive's group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

                  (b) 280G. If, due to the benefits provided under subsection 7.4(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subsection 7.4(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Company shall pay to Executive an additional payment (the "Tax Gross-Up Payment") equal to the amount of such Section 280G excise tax payable by Executive.

                  (c) Good Reason. "Good Reason" shall mean any one or more of the following: (i) without Executive's written consent, the assignment to Executive of any duties, or any limitation of Executive's responsibilities, substantially inconsistent with the Executive's positions, duties, responsibilities and status with Company immediately prior to the date of the Change in Control; (ii) without Executive's written consent, the relocation of the principal place of Executive's service to a location that is more than fifty
(50) miles from Executive's principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of Executive than such travel requirements existing immediately prior to the date of the Change in Control; (iii) any failure by Company to pay, or any material reduction by Company of, Executive's cash compensation (including bonus) in effect immediately prior to the date of the Change in Control; or (iv) any failure by Company to provide Executive with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with Company then held by Executive.

                  (d) Change of Control. A Change of Control is defined as any one of the following occurrences:

                        (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company's then-outstanding securities;


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                        (ii) the sale or disposition of all or substantially all
of Company's assets (or any transaction having similar effect is consummated);
or

                        (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

            7.5 Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent one-year term in accordance with subsection 3.2 above, this Agreement will expire, Executive's employment with Company will terminate and Executive will only be entitled to Executive's Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to the Severance Packages described in subsections 7.2(a) and 7.4(a) above.

      8. No Conflict of Interest. During the term of Executive's employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive's employment with Company, as may be determined by the Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Executive's employment.

      9. Post-Termination Non-Competition.

            9.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive's level of compensation and benefits and post-termination severance, as applicable, are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration for Executive's services under this Agreement is adequate consideration for Executive's promises contained within this section 9.

            9.2 Promise To Refrain From Competing. Executive understands Company's need for Executive's promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information;
(b) Executive will in the course of Executive's employment develop, be personally entrusted with and exposed to such proprietary information; (c) both during and after the term of Executive's employment, Company will be engaged in the highly competitive casual dining industry; (d) Company provides services nationally and may provide services internationally in the future; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in


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exchange for the consideration described in subsection 9.1 above, Executive agrees that for the period equal to the greater of the remainder of the current term under this Agreement or one (1) year following the date Executive ceases to render services to Company (the "Covenant Period"), Executive will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor, which is defined to include any company in the business of preparation and distribution of Chinese food or other Asian food concepts existing during the Covenant Period, within a one hundred (100) mile radius of any P.F. Chang's China Bistro or Pei Wei Asian Diner or any planned location of such restaurants ("Restricted Business"); or
(ii) make or hold any investment in any Restricted Business in the United States, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 5% of the listed or traded stock of any publicly held corporation. For purposes of this section 9, the term "Company" shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.

            9.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive's varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

            9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the one-year period of this covenant not to compete by an amount of time equal to any period in which Executive is in breach of this covenant.

      10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

      11. Nonsolicitation.

            11.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Covenant Period Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.


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            11.2 Nonsolicitation of Company's Employees. Executive agrees that during the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

      12. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in sections 9-11 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

      13. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to section 12 above are excluded. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

            13.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

            13.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

            13.3 Arbitration Procedure. The arbitration will be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

            13.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.


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      14. General Provisions.

            14.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

            14.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            14.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

            14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

            14.8 Survival. Sections 9 ("Post-Termination Non-Competition"), 10 ("Confidentiality and Proprietary Rights"), 11 ("Nonsolicitation"), 12 ("Injunctive Relief"), 13 ("Agreement to Arbitrate"), 14 ("General Provisions") and 15 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.


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      15. Entire Agreement. This Agreement, including the Company Employee
Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and any documents related to Executive's stock options, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Chief Executive Officer of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                        ROBERT T. VIVIAN

Dated: August 2, 2002                   /s/  Robert T. Vivian
                                        ---------------------------------------

                                        P.F. CHANG'S CHINA BISTRO, INC.


Dated: August 2, 2002                   By: /s/  Richard L. Federico
                                            -----------------------------------
                                            Richard L. Federico
                                            Chief Executive Officer
                                            15210 N. Scottsdale Road, Suite 300
                                            Phoenix, AZ  85254


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